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WEDNESDAY September 23, 12:42 pm Eastern Time

COMPANY PRESS RELEASE

FERROFLUIDICS ANNOUNCES SALE OF CRYSTAL
PULLER BUSINESS

NASHUA, N.H.--(BUSINESS WIRE)--Sept. 23, 1998--Ferrofluidics Corporation (NASDAQ:FERO-NEWS) today announced the sale of the business, intellectual property, and certain inventory, fixed assets and tooling of its Systems Division to Kayex, a division of General Signal Technology Corporation, for $10,800,000 in cash.

Under the terms of the agreement, Kayex will have the right to design, market, manufacture, and sell Ferrofluidic(R) crystal growing systems worldwide for all future industrial requirements. It is also anticipated that a number of Ferrofluidics Systems Division employees will be offered employment by Kayex. Ferrofluidics will continue to honor and complete existing orders and warranty responsibilities, and will retain all liabilities of the Systems Division.

Paul F. Avery, Jr., Chairman and Chief Executive Officer of Ferrofluidics, stated "Our divestiture of the Systems business is consistent with the recently announced refocusing of the Company back to its Core Technologies. The cash received will permit the Company to repay essentially all of its short term debt, and will thus result in substantial interest savings going forward."

This press release contains forward-looking statements within the meaning of the federal securities laws. There are certain factors that could cause actual results to differ materially from those anticipated by the statements made above. For additional information concerning these and other important factors which may cause the Company's actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission.

Ferrofluidics is the pioneer and world leader in ferrofluidic technology. Founded in 1968 and based in Nashua, New Hampshire, Ferrofluidics has established technical support facilities in the United States, Germany, the United Kingdom, Spain, and Japan.
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Contact:

     Ferrofluidics Corporation
     William B. Ford, 603/883-9800